EXHIBIT 23


                       Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements below, of our report dated April 16, 1997, with respect to the financial statements and schedules of Paychex, Inc. 401(k) Incentive Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1996.

   a. Form S-8 - Paychex, Inc. 401(k) Incentive Retirement Plan as filed with the Securities and Exchange Commission on December 18, 1987 (No. 33-19153) together with Post Effective Amendment No. 1 filed November 29, 1988.

   b. Form S-8 - Paychex, Inc. 401(k) Incentive Retirement Plan - as filed with the Securities and Exchange Commission on October 2, 1992 (No. 33-52838).

June 23, 1997                                  /s/  Ernst & Young LLP